Exhibit 99.1

Central European Distribution Corporation Reports Record 3rd Quarter Net Sales and Operating Profit

Growth of 44%

Bala Cynwyd, Pennsylvania November 7, 2005: Central European Distribution Corporation (NASDAQ: CEDC) today announced its unaudited third quarter results. Net sales for the three month period ended September 30, 2005 increased 29% to $187.5 million from the $145.8 million reported for the same period in 2004. Operating income increased by 44% to $9.2 million from $6.4 million for the same period in 2004. On a comparable basis, the Company announced earnings of $6.5 million, or $0.35 per fully diluted share. The comparable results exclude the impact of acquisition related and other unusual items that resulted from recent distillery acquisitions. For a complete reconciliation of comparable earnings to earnings reported under GAAP, please see the section “Unaudited Reconciliation of Non-GAAP Measures”. CEDC reported a net loss under Generally Accepted Accounting Principles (GAAP) of $2.0 million or $0.11 per share on a fully diluted basis.

Mr. William Carey, CEO and President, said, “We delivered another strong quarter of sales and operating income as noted above, and in addition we also generated record cash flow from operations of approximately $23 million for the nine months ending September 30,2005.” Some of the highlights to date include the following:

•	Acquired 66% of Polmos Bialystok over the course of the first two weeks of October 2005

•	Acquired 100% of Bols Sp. z o.o. on August 17, 2005

•	Third quarter net sales up 29%

•	Third quarter gross profit up 49%

•	Third quarter gross margins up from 12.6% to 14.6%

•	Third quarter operating income up 44%

•	Third quarter EBITDA up 41%

Mr. Carey continued, “With the closing of the distillery acquisitions this vertical move will transform our company from being one of the largest distributors in Europe to also becoming the fourth largest vodka producer in the world. This year has been a tremendous year for us and now that the financing and closing of the acquisition of two major distilleries are behind us, we can fully concentrate on the objectives at hand. We have been working hard with the management teams to quickly implement our key business objectives from our newly acquired businesses.” Some of the key priorities include:

•	Expanding export opportunities

•	Implementing new trade terms

•	Leveraging purchasing power including raw materials and reducing key overheads

•	Planning the development of our own rectified spirit plant

•	Accelerating direct sales of our own brands

•	Purchasing niche brands to fill existing production capacity

•	Developing our own brands

“With the points noted above, in addition to our solid core distribution business, we are moving into 2006 with good momentum. We continue to see strong interest from regional distributors in being acquired by the CEDC group, and CEDC is targeting distributor acquisitions of approximately $100 to $120 million in annualized net sales over the next 14 months with potential additional distributor acquisitions later this year. As a result, we expect to almost double our operating margins and net income in 2006 and remain committed to delivering on our 2006 guidance and, as such, we are reconfirming our 2006 net sales guidance of $895 to $920 million and full year fully diluted earnings per share guidance of $1.92 to $2.12.”

CEDC also updated its full year 2005 guidance and is raising net sales guidance to $730 to $760 million from $705 to $725 million, due to the inclusion of the recently acquired Bols and Polmos Bialystok distilleries. The impact of the third quarter non-GAAP adjustments on the 2005 full year fully diluted earnings per share will be approximately $0.46 which will reduce our full year 2005 GAAP guidance to $1.11 to $1.21.

The 2005 and 2006 guidance noted above does not take into account additional acquisitions that may be completed or any potential impact of foreign exchange movements on our Senior Secured Notes financing. The 2006 guidance does not include the impact of expensing of options, which is estimated to be approximately $0.05 to $0.07 per fully diluted share.

CEDC has reported net income and diluted net income per share in accordance with GAAP and on a non-GAAP basis, referred to in this release as comparable earnings, as well as the non-GAAP measure EBITDA.

Management of the Company believes that pro forma non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation provides meaningful information and an alternative presentation useful to investors’ understanding of the company’s core operating results and trends. The Company discusses results on a comparable basis in order to give investors better insight on underlying business trends from continuing operations. EBITDA represents GAAP earnings excluding interest, taxes, depreciation and amortization and other financial income and expenses. EBITDA is presented because management believes it provides additional information with respect to the performance of the Company. A complete reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this press release.

CEDC is the largest vodka producer in Poland by value and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to European and Asian markets.

CEDC is also the leading distributor by volume and a leading importer by value of alcoholic beverages in Poland. CEDC operates 15 distribution centers and 87 satellite branches throughout Poland. It distributes many of the world’s leading brands in Poland, including brands such as Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Penfolds and Concha y Toro wines, and Corona, Foster’s, Grolsch, Budweiser Budvar and Guinness Stout beers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements, expressed or implied, by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Form 10-K for the fiscal year ended December 31, 2004, and in other periodic reports filed by the Company with the Securities and Exchange Commission.

Regulation G: The preliminary financial results reported in this press release have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In addition to the GAAP results, the Company has also provided additional information concerning its results, which includes certain financial measures not prepared in accordance with GAAP. These non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. These non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information concerning the Company’s operations without certain non-recurring charges. The Company has provided reconciling information in the text of this press release.

Contact:

Jim Archbold,

Investor Relations Officer

Central European Distribution Corporation

610-660-7817

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands, except share and per share information)

	September 30, 2005	December 31, 2004
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$20,973	$10,491
Accounts receivable (net of allowance for doubtful accounts of $8,684 and $10,038 respectively)	125,284	131,799
Inventories	59,339	64,372
Prepaid expenses and other current assets	11,498	10,801
Deferred income taxes	5,287	822

TOTAL CURRENT ASSETS	$222,381	$218,285
Intangible assets, net	174,028	2,543
Goodwill, net	122,874	51,370
Tangible fixed assets, net	27,424	17,387
Deferred income taxes	1,669	1,684
Restricted cash	229,639	—
Other assets	42,588	435

TOTAL ASSETS	$820,603	$291,704

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	$85,581	$115,678
Short term bank loans and overdraft facilities	52,022	37,396
Current portion of long term debt	214	234
Current portion of obligations under capital leases	3,536	2,970
Current portion of obligations under Senior Secured Notes	—	—
Income taxes payable	494	651
Taxes other than income taxes	18,189	3,108
Other accrued liabilities	20,670	7,338

TOTAL CURRENT LIABILITIES	180,706	167,375
Long-term debt, less current maturities	1,719	1,873
Long-term obligations under capital leases	859	2,140
Long-term obligations under Senior Secured Notes	386,040	—

STOCKHOLDERS’ EQUITY
Preferred Stock ($0.01 par value, 1,000,000 shares authorized; no shares issued and outstanding)	—	—
Common Stock ($0.01 par value, 40,000,000 shares authorized, 20,524,745 and 16,677,045 shares issued at September 30, 2005 and December 31, 2004, respectively)	205	166
Additional paid-in-capital	185,012	55,663
Retained earnings	60,563	52,366
Accumulated other comprehensive income	5,649	12,271
Less Treasury Stock at cost (164,025 shares at September 30, 2005 and December 31, 2004)	(150)	(150)

TOTAL STOCKHOLDERS’ EQUITY	251,279	120,316

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$820,603	$291,704

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except share and per share information)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2005 (unaudited)	Sept. 30, 2004 (unaudited)	Sept. 30, 2005 (unaudited)	Sept. 30, 2004 (unaudited)
Sales	$197,688	$145,831	$511,939	$389,312
Excise taxes	10,160	—	10,160	—
Net Sales	187,528	145,831	501,779	389,312
Cost of goods sold	160,186	127,525	433,849	340,605

Gross Profit	27,342	18,306	67,930	48,707

Selling, general and administrative expenses	17,807	11,676	43,825	31,825
Bad debt provision	319	223	668	474

Operating Income	9,216	6,407	23,437	16,408
Non operating income /(expense)
Interest income / (expense), net	(6,219)	(519)	(7,606)	(1,429)
Other financial income/(expense), net	(5,331)	226	(5,395)	284
Other income/(expense), net	(163)	22	(275)	77

Income before taxes	(2,497)	6,136	10,161	15,340
Income tax expense / (benefit)	(474)	1,040	1,964	2,618

Net income	$(2,023)	$5,096	$8,197	$12,722

Net income per share of common stock, basic	$(0.11)	$0.31	$0.47	$0.78

Net income per share of common stock, diluted	$(0.11)	$0.31	$0.47	$0.77

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW (UNAUDITED)

(in thousands, except share and per share information)

	Nine Months ended Sept. 30, 2005	Nine Months ended Sept. 30, 2004
	(unaudited)	(unaudited)
OPERATING ACTIVITIES
Net income	$8,197	$12,722
Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation and amortization	3,199	2,302
Deferred income tax benefit	(713)	(157)
Bad debt provision	668	474
Foreign exchange losses	—	5

Changes in operating assets and liabilities:
Accounts receivable	20,396	10,658
Inventories	8,046	7,446
Prepayments and other current assets	365	(148)
Trade accounts payable	(28,122)	(17,325)
Income taxes and other taxes payable	(3,994)	799
Other accrued liabilities and other assets	15,160	(679)

Net Cash Provided By Operating Activities	23,202	16,097
INVESTING ACTIVITIES
Acquisition of businesses and subsidiaries (net of cash acquired)	(178,502)	(1,402)
Changes in restricted cash	(229,639)	—
Purchase of fixed assets	(3,982)	(4,213)
Proceeds from sales of fixed assets	1,960	275

Net Cash Used in Investing Activities	(410,163)	(5,340)
FINANCING ACTIVITIES
(Repayments) / Borrowings of short-term borrowings and overdraft facilities	17,697	(7,871)
(Repayments) / Proceeds from long-term borrowings	(6)	1,518
Borrowings of Senior Secured Notes	378,541	—
Capital lease repayments	(1,705)	(1,733)
Stock options exercised	3,204	987

Net Cash (Used in) / Provided By Financing Activities	397,731	(7,099)

Effect of exchange rate changes on cash and cash equivalents	(288)	1,845
Net increase / (decrease) in cash and cash equivalents	10,482	5,503
Cash and cash equivalents at beginning of period	10,491	6,229

Cash and cash equivalents at end of period	$20,973	$11,732

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

(in thousands, except share and per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
GAAP net income/(loss)	(2,023)	5,096	8,197	12,722

Pre-acquistion financing cost	3,443	—	3,443	—	(A)
Foreign exchange impact of escrowed cash, Senior Secured Notes and hedge revaluation	3,589	—	3,589	—	(B)
Foreign exchange impact of Bols acquisition	1,337	—	1,337	—	(C)
Other acqustion-related costs	203	—	203	—	(D)

Comparable non-GAAP net income	6,549	5,096	16,769	12,722

Comparable non-GAAP income per share of common stock, basic	0.35	0.31	0.97	0.78
Comparable non-GAAP income per share of common stock, diluted	0.35	0.31	0.95	0.77

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
GAAP net income/(loss)	(2,023)	5,096	8,197	12,722

Income Tax	(474)	1,040	1,964	2,618
Net Interest Expense	6,219	519	7,606	1,429
Net Other Financial Expense/(Income)	5,331	(226)	5,395	(284)
Depreciation and Amortization	1,215	855	3,199	2,302

EBITDA	10,268	7,284	26,361	18,787

Comparable measures are provided as additional information as management believes this information provides investors with better insight on underlying business trends and results in order to evaluate year over year financial performance. A description of these items are presented below:

(A)	The Company closed a 325 million euros Senior Secured Notes offering on July 25, 2005 in order to fund the acquisitions of Polmos Bialystok and Bols. Due to various delays in receiving final approval from the Polish Anti-Monopoly office, the acquisitions were not completed until August 17, 2005, in the case of Bols, and October 12, 2005, in the case of Polmos Bialystok. These amounts represent the proportional share of interest accrued (net of interest earned in escrow) prior to completion of the acquisitions. In addition, the Company incurred additional debt to support the deposit payment made to the State Treasury as part of the Polmos Bialystok acquisition. The costs relating to this additional financing are also represented in this calculation.

(B)	Represents the net impact of escrowed cash, Senior Secured Notes principal and coupon hedge revaluation for the period. As these are non-cash adjustments related to the Polmos Bialystok and Bols acquisitions and were not part of prior year results, the net impact has been excluded from comparable non-GAAP net income. In addition, in anticipation of volatility in exchange rates in Poland due to elections that were held in late September, the Company purchased additional hedges to protect the value of the cash obtained from the Notes, held in escrow. All derivates other than a coupon hedge have closed as of September 30, 2005.

(C)	The closing of the Bols acquisition required the exchange of funds through various currencies during a volatile period of exchange rate movements. The Company incurred spot losses in exchanging these funds. The spot loss above represents less than 1% of the cash value of the transaction.

(D)	Other miscellaneous costs directly related with the acquisitions of Bols and Polmos Bialystok.